Exhibit 99.1

Zila, Inc. Reports its Second Quarter FY2004 Financial Results;
Double Digit Revenue Growth Continues

PHOENIX, AZ – March 15, 2004 – Zila, Inc. (NASDAQ: ZILA) announced its financial results for the quarter ended January 31, 2004 (“the second quarter of fiscal 2004”). Highlights of those results, with prior year comparisons, are as follows:

•	Revenue grew during the quarter by 14% to $13.6 million from $12.0 million in the second quarter of fiscal 2003. When the sales of the discontinued Saw Palmetto oil product line are removed from the prior year, net revenues increased 23% for the total company. Sales of Ester-C® products increased during the quarter by 38% compared to the second quarter of fiscal 2003, while sales of the Company’s pharmaceutical products increased by 3%.

•	A net loss of $961 thousand, or $0.02 per diluted common share, was incurred during the second quarter of fiscal 2004 compared to a net loss of $876 thousand, or $0.02 per diluted common share, in the second quarter of fiscal 2003.

•	The loss incurred in the second quarter of fiscal 2004 reflects $1.5 million of higher ascorbic acid costs, the primary raw material in Ester-C®; $1.2 million in additional investment for marketing and selling as the Company continues its brand development activities; $139 thousand in net increased research and development investment in connection with the OraTest® clinical program and the development of Ester-E™, partially offset by a $470 thousand gain on the sale and leaseback of the Company’s headquarters building.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was a loss of $152 thousand for the second quarter of fiscal 2004 compared to a loss of $170 thousand for the second quarter of fiscal 2003. (See the reconciliation of EBITDA to Loss before Accounting Change below.)

Doug Burkett, Ph.D., Zila’s Chairman, President and CEO, said, “Our second quarter was marked by significant progress towards the accomplishment of our corporate strategic goals despite certain challenges posed by our operating environment. Specifically, we:

•	secured an adequate supply of ascorbic acid at prices equivalent to historical averages that assures cost predictability through the end of fiscal year 2004;

•	have completed the development and initial commercial batches of Ester-E™ and we expect to bring it to the market in the third and/or fourth quarter of this fiscal year;

•	continued our increased investment and progress in the OraTest® clinical program;

•	strengthened our sales and marketing efforts in the Pharmaceuticals Business Unit;

•	monetized our investment in the Company headquarters building and realized approximately $1.7 million of cash as a result;

•	achieved a current ratio of 3.2 to 1; and

•	realized a nearly break-even level of EBITDA despite continued high ascorbic acid costs.

Zila’s strategy remains to capture strong demand for its key pharmaceutical and nutraceutical products by investing in its marketing and selling efforts that emphasize Zila’s core message of enhanced body defense and pre-disease detection/intervention. We will continue to develop, test and launch new products including Ester-E™, ViziLite® and OraTest®, while revamping existing products to appeal to a targeted customer base.”

Zila Nutraceuticals

Net revenues for the Nutraceuticals Business Unit for the three months ended January 31, 2004 increased 21% to $8.6 million compared to $7.1 million for the three months ended January 31, 2003. This growth was driven by a 38% increase in Ester-C® sales for the fiscal 2004 quarter over the fiscal 2003 quarter, partially offset by the absence of saw palmetto oil products revenue in fiscal 2004. Domestic sales of Ester-C® grew by 49% in the three months ended January 31, 2004 over the same period in the prior year. Sales of Ester-C® during the quarter were driven principally by increased radio and television advertising support for the Ester-C® products in our continuing strategy of brand development.

Cost of products sold as a percentage of net revenues for the Nutraceuticals Business Unit increased to 40% for the three months ended January 31, 2004 compared to 36% for the three months ended January 31, 2003. This increase was caused primarily by a $1.5 million increase in Ester-C® cost of goods due to higher costs of ascorbic acid. The Nutraceuticals Business Unit has obtained a stable supply of ascorbic acid in sufficient quantity and at prices equivalent to historical averages that assures cost predictability through the end of fiscal year 2004. These supply arrangements extend into fiscal year 2005 and will meet a portion of our anticipated ascorbic acid needs for fiscal year 2005. We continue to actively pursue lower cost extended supply arrangements at similar lower prices for our remaining expected needs.

Zila Pharmaceuticals

Net revenues for the Pharmaceuticals Business Unit for the quarter ended January 31, 2004 increased 3% to $5.0 million compared to $4.9 million for the second quarter of fiscal 2003. Net revenues of the Zilactin® line of products were $1.9 million for the three months ended January 31, 2004, an increase of 1% from the same three months in 2003. Net revenues of the Peridex® product were $1.5 million in the three months ended January 31, 2004, a decrease of 17% from the three months ended January 31, 2003. The decline from the prior year was primarily due to a shift in the timing of orders from a significant customer for Peridex®. Total Peridex® sales for fiscal 2004 are expected to exceed total Peridex® sales for fiscal 2003. Sales for IST (net of intercompany sales) were $1.7 million, compared to $1.2 million last year, as we increased production to match the needs of our major customer. However, we will likely lose this customer in March 2004 when our current contract expires. IST expects to replace only a small percentage of this business in the balance of fiscal 2004.

Cost of products sold as a percentage of net revenues for the Pharmaceuticals Business Unit decreased to 43% during the three months ended January 31, 2004 from 46% for the three months ended January 31, 2003, primarily due to the lower cost of product as a percentage of net revenues at IST and for Zilactin-L®.

Zila Biotechnology

Total operating expenses for the Biotechnology Business Unit were $1.3 million for the second quarter of fiscal 2004, a 24% increase over the $1.1 million for the quarter ended January 31, 2003. This was driven by an increase of approximately $204,000, or 32%, in the phase III clinical program expenses related to the OraTest® product.

In connection with our dialogue with the FDA, we have proposed modifications to the current OraTest clinical program aimed at reducing its overall duration and total cost. It is our goal to include the evaluation of OraTest® in the accurate identification of severe dysplasia (pre-cancer) in addition to carcinoma in-situ and invasive carcinoma (cancer) as acceptable clinical endpoints in the modified program. It is also our objective to collect data in an incremental population of individuals at high risk of oral cancer (primary cancer screening) while still reducing the cost and duration of the current clinical program. If this program modification is allowed by the FDA and the clinical objectives are achieved, it may also permit enlargement of the post-approval target population and the marketable claims for OraTest®.

No assurances can be made that FDA will agree to our proposed program modifications or that the clinical objectives will be achieved. We are currently assimilating and implementing the agency’s non-binding comments to our proposed program modifications. In the meantime, we continue to collect patient data within our clinical trial and push forward aggressively with the clinical program.

Six Months Ended January 31, 2004

Net revenues for the six months ended January 31, 2004 increased 13% to $25.7 million from $22.7 million for the comparable period of fiscal 2003, primarily on continued growth of Ester-C® sales. Gross profit increased to $15.0 million for the six months ended January 31, 2004 from $13.5 million for the comparable period of fiscal 2003; however, gross profit as a percentage of net revenues decreased to 58% from 60%, primarily due to higher ascorbic acid prices in fiscal 2004. Net loss attributable to common shareholders decreased to $2.6 million for the six months ended January 31, 2004 from $6.6 million in the comparable period of fiscal 2003. Significant items that affect this comparison are a $470 thousand gain in the 2004 period arising from the sale of the Company’s headquarters building and a 2003 period charge of $4.1 million for the cumulative effect of a change in accounting principle.

New Director Elected

Zila announced separately that Leslie Green, Managing Partner of Roffe & Green, Inc. was elected to its Board of Directors. Green and her firm provide consulting services regarding commercializing new products and building brand equities, with particular emphasis on healthcare, consumer products and services.

Green previously served as CEO and president of a medical diagnostic imaging company, and in various interim management positions for several other businesses. Prior to her election, she served as interim General Manager and interim National Sales Manager of Zila Pharmaceuticals since Fall 2003. She holds an MBA from Harvard Business School and a BA from the University of Pennsylvania.

Green replaces Kevin T. Tourek, who has stepped down from Zila’s Board of Directors because of time demands of his current duties. We thank Kevin for his dedicated services to Zila.

Conference Call

Zila, Inc. will host a conference call to discuss these results today at 5 p.m. ET, 3 p.m. MT. To participate, call (800) 361-0912 up to ten minutes before the scheduled start of the conference call and ask for the Zila conference call. Participants calling from outside the United States should dial (913) 981-5559. A tape replay of the call will be available beginning two hours after the call through Monday March 22, 2004 by dialing (888) 203-1112 and giving the conference ID number 649403. Participants calling from outside the United States for the replay should dial (719) 457-0820. The call will be broadcast over the Internet. To connect, enter ZILA at http://www.opencompany.info or follow links at http://www.zila.com or http://www.irbyctc.com. Investors should go to the website prior to the call to download any necessary audio software.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E™ branded, highly effective forms of vitamins C and E for Whole Body Protection.

•	Zila Pharmaceuticals, marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin OTC oral care products.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the continuation of the operational and financial turnaround, the ability of the Company to achieve break-even or positive EBITDA, the future trend of ascorbic acid prices, improvements in and maintenance of the sales and gross margins of the Zilactin product line and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to gain or expand distribution within new or existing channels of trade; future increases in the cost of ascorbic acid, the primary raw material in the Ester-C® products, and the Company’s ability to pass price increases along to its customers; Zila’s ability to secure long-term supply agreements for ascorbic acid in sufficient quantities and at stable and historically consistent prices; the market acceptance of the ViziLite® and Ester-E™ products and the future gross margins for such products; and Zila’s ability to add new customers for IST to replace sales volume, in whole or in part, upon the expiration of its contract on March 31, 2004 with a major customer representing approximately 80% of IST’s monthly sales. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s decision regarding the proposed modifications for the OraTest clinical program; the FDA’s ultimate decision regarding the OraTest® product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2003, and its Report on Form 10-Q for the three months ended January 31, 2004, filed with the Securities and Exchange Commission.

ZILA, INC. AND SUBSIDIARIES
  Income Statement (Unaudited)
  (in thousands except per share data)

	Three months ended		Six months ended
	January 31,		January 31,
	2004	2003	2004	2003
Net Revenues	$13,604	$11,978	$25,656	$22,712
Operating Costs And Expenses
Cost of products sold	5,637	4,911	10,671	9,169
(exclusive of depreciation shown separately below)
Marketing and selling	4,093	2,913	7,106	5,580
General and administrative	3,408	3,300	7,015	6,368
Severance and related charges	115	179	154	1,059
Research and development	956	817	2,182	1,581
Depreciation and amortization	763	622	1,389	1,213

	14,972	12,742	28,518	24,970
Loss From Operations	(1,368)	(764)	(2,862)	(2,258)
Other Income (Expense)
Gain on asset sale	470	—	470	—
Interest income	24	5	52	12
Interest expense	(71)	(89)	(146)	(164)
Other expense	(17)	(28)	(44)	(75)

	407	(112)	332	(227)
Loss Before Accounting Change	(961)	(876)	(2,529)	(2,485)
Cumulative effect of accounting change	—	—	—	(4,084)

Net Loss	(961)	(876)	(2,529)	(6,569)
Preferred stock dividends	(10)	(10)	(20)	(20)

Net loss attributable to common shareholders	$(971)	$(886)	$(2,549)	$(6,589)
Basic And Diluted Net Loss Per Common Share
Loss before accounting change	$(0.02)	$(0.02)	$(0.06)	$(0.06)
Accounting change	$—	$—	$—	$(0.09)

Net Loss	$(0.02)	$(0.02)	$(0.06)	$(0.15)
Weighted Average Number Of Shares Outstanding Basic And Diluted	45,048	45,090	45,009	45,090
EBITDA Reconciliation
(in thousands)
Loss before Accounting Change	$(961)	$(876)	$(2,529)	$(2,485)

Depreciation and Amortization	763	622	1,389	1,213
Interest Expense	71	89	146	164
Interest Income	(24)	(5)	(52)	(12)
Income Taxes	—	—	—	—

EBITDA	$(152)	$(170)	$(1,046)	$(1,121)

Balance Sheet Highlights
        (Unaudited)

	Jan. 31	Jul. 31
	2004	2003
Current Assets	$31,077	$33,560
Property, net	9,049	9,481
Intangibles, net	24,169	24,639
Other	1,311	1,340

Total Assets	$65,606	$69,020

Current Liabilities	$9,755	$11,544
Long term Liabilities	4,268	3,728
Equity	51,583	53,748

Total Liabilities and Equity	$65,606	$69,020

Current Ratio	3.2 to 1	2.9 to 1

Contact:
Zila, Inc.
Doug Burkett, Ph.D. 602-266-6700